Exhibit 32

CERTIFICATION OF 10-KSB REPORT
OF
NORD PACIFIC LIMITED
FOR THE YEAR ENDED DECEMBER 31, 2003

1.   The undersigned is the Principal Executive Officer and the Principal Financial Officer of Nord Pacific Limited ("Nord Pacific").  This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.  This Certification accompanies the 10-KSB Report of Nord Pacific for the year ended December 31, 2003.

2.   We certify that such 10-KSB Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-KSB Report fairly presents, in all material respects, the financial condition and results of operations of Nord Pacific.

This Certification is executed as of April 14, 2004.

/s/  Mark R. Welch

Mark R. Welch
President and Chief Executive Officer and Chief Operating Officer
(Principal Executive Officer and Principal Financial Officer)